As filed with the Securities and Exchange Commission on December 22, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JAMBA, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2122262
(State or other jurisdiction of incorporation or organization)	(IRS employer Identification number)

1700 17th Street
San Francisco, CA 94103
(415) 865-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul E. Clayton
Chief Executive Officer
Jamba, Inc.
1700 17th Street
San Francisco, CA 94103
(415) 865-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Cameron Jay Rains
Eric H. Wang
John G. Saia
DLA Piper US LLP
2000 University Avenue
East Palo Alto, CA 94303
(650) 833-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	30,879,999 shares	$10.13	$312,814,390	$33,471.14

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices for the common stock of Jamba, Inc. as reported on the Nasdaq Global Market on December 20, 2006.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 22, 2006

PROSPECTUS

30,879,999 Shares

JAMBA, INC.

Common Stock, $0.001 Par Value

This prospectus relates to the disposition from time to time of up to 30,879,999 shares of our common stock, held by the selling stockholders described in the section entitled ‘‘Selling Stockholders’’ on page 15 of this prospectus. The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled ‘‘Plan of Distribution’’ on page 18 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.

Our common stock is listed on the Nasdaq Global Market under the symbol ‘‘JMBA.’’ On December 21, 2006, the last reported sale price for our common stock was $10.21 per share.

You should consider carefully the risks that we have described in ‘‘Risk Factors’’ beginning on page 5 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2006.

You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See ‘‘Incorporation of Documents by Reference’’ on page 20. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, the terms ‘‘Jamba,’’ ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Jamba, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risk. Therefore, carefully consider the information provided under the heading ‘‘Risk Factors’’ beginning on page 5.

Our Company

Services Acquisition Corp. International (‘‘SACI’’) was incorporated in 2005 under the laws of the State of Delaware and became a public company on July 6, 2005 upon completion of an initial public offering. On November 29, 2006, SACI consummated a merger with Jamba Juice Company, a California corporation (‘‘Jamba Juice’’), pursuant to that certain Agreement and Plan of Merger dated as of March 10, 2006, as amended, by and among SACI, JJC Acquisition Company, a California corporation and wholly-owned subsidiary of SACI, and Jamba Juice, whereby Jamba Juice became a wholly-owned subsidiary of SACI. Effective upon the consummation of the merger, the public company changed its name from ‘‘Services Acquisition Corp. International’’ to ‘‘Jamba, Inc.’’ to better reflect its current operating business.

Background of Jamba Juice Company

Initially founded as Juice Club by founder Kirk Perron, we opened our first store in San Luis Obispo, California in April 1990. We began with a franchise strategy and opened our second and third stores in Northern and Southern California in 1993. In 1994, management decided that an expansion strategy focusing on company stores would provide a greater degree of quality and operating control. In 1995, we changed our name to Jamba Juice Company to provide a point of differentiation as competitors began offering similar healthy juices and smoothies in the marketplace. To gain significant scale and pursue our aggressive expansion strategy, in March 1999, we merged with Zuka Juice Inc., a smoothie retail chain that owned or franchised 98 smoothie retail units in the Western United States; as a result of such merger, Zuka Juice branded stores were converted to Jamba Juice Company stores and those stores that were franchises of Zuka Juice were converted to franchises of Jamba Juice Company.

In the last six years, we have followed a strategy of expanding our store locations in existing markets and opening stores in select new markets. We have grown our concept and brand through several channels simultaneously, including company-owned, franchised stores, and other retail channels. As of December 12, 2006 there were 590 locations, 362 company-owned and 228 franchised, operating in 23 states, the District of Columbia and the Bahamas; notwithstanding the single Bahamas location, we have no other international locations. We also have multi-unit license agreements with area developers including Hawaii, California, and Texas/Kansas/Missouri to develop and operate additional store locations in their respective local markets. In addition, we have agreements with retailers to operate store-within-a-store formats and are actively testing this sales channel. We also operate in non-traditional locations such as college campuses and airports.

The Offering

Common stock offered by the selling stockholders	Up to 30,879,999 shares.

Use of proceeds	Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NASDAQ symbol	JMBA

RISK FACTORS

Investing in our common stock is very risky. Please carefully consider the risk factors described below. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. You should be able to bear a complete loss of your investment. See ‘‘Special Note Regarding Forward-Looking Statements.’’

Changes in consumer preferences and discretionary spending may have a material adverse effect on our revenue, results of operations and financial condition.

Our success depends, in part, upon the popularity of our products and our ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from our products, our inability to develop new menu items that appeal to consumers, or changes in our menu that eliminate items popular with some consumers could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in revenue during economic downturns or during periods of uncertainty, similar to those which followed the terrorist attacks on the United States. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Our inability to compete with the many food services businesses may result in reductions in our revenue and profit margins.

We compete with many well-established companies, food service and otherwise, on the basis of taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. We compete with other smoothie and juice bar retailers, specialty coffee retailers, yogurt and ice cream shops, bagel shops, fast-food restaurants, delicatessens, cafés, bars, take-out food service companies, supermarkets and convenience stores. Our competitors change with each of the four dayparts (breakfast, lunch, afternoon and dinner), ranging from coffee bars and bakery cafes to casual dining chains. Aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our revenue and profit margins. We also compete with other employers in our markets for hourly workers and may become subject to higher labor costs as a result of such competition.

Fluctuations in various food and supply costs, particularly fruit and dairy, could adversely affect our operating results.

The prices of fruit and dairy, which are the main products in our offerings, can be highly volatile. Fruit of the quality we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. Supplies and prices of the various products that we use to prepare our offerings can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries. An increase in pricing of any fruit that we use in our products could have a significant adverse effect on our profitability. Jamba Juice experienced the impact of fruit price increase in fiscal year 2005 when orange prices rose nearly 500% for nearly four months after several hurricanes made landfall in Florida. In addition, higher diesel prices have, in some cases, resulted in the imposition of surcharges on the delivery of commodities to its distributors, which they have generally passed on to us to the extent permitted under our arrangements with them. Additionally, higher diesel and gasoline prices may affect our supply costs, near-term construction costs for our new stores and may affect our sales going forward. To help mitigate the risks of volatile commodity prices and to allow greater predictability in pricing, we typically enter into fixed price or to-be-fixed priced purchase commitments for a portion of our fruit and dairy requirements. We cannot assure you that these activities will be successful or that they will not result in our paying substantially more for our fruit supply than would have been required absent such activities. While we do have some multi-year pricing agreements (with fixed processing costs), none of these agreements have guaranteed volume commitments.

We are primarily dependent upon one supplier for a significant amount of our food distribution.

We maintain food distribution contracts primarily with one supplier. This supplier, Southwest Traders, Inc., provided 85%, 87%, and 94% of product cost included in cost of sales for fiscal years 2006, 2005, and 2004, respectively, which potentially subjects us to a concentration of business risk. If this supplier had operational problems or ceased making product available to us, our operations could be adversely affected.

Litigation and publicity concerning food quality, health and other issues, which can result in liabilities and also cause customers to avoid our products, which could adversely affect our results of operations, business and financial condition.

Food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one retail location or a limited number of retail locations. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. We could also incur significant liabilities, if a lawsuit or claim results in a decision against us, or litigation costs, regardless of the result.

Our business could be adversely affected by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and hourly employees. Increased labor costs, due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees, including managers and staff, to keep pace with our growth strategy. If we are unable to do so, our results of operations may be adversely affected.

Food safety concerns and instances of food-borne illnesses could harm our customers, result in negative publicity and cause the temporary closure of some stores and, in some cases, could adversely affect the price and availability of fruits and vegetables, any of which could harm our brand reputation, result in a decline in sales or an increase in costs.

We consider food safety a top priority and dedicate substantial resources towards ensuring that our customers enjoy high-quality, safe and wholesome products. However, we cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents (such as e. coli, hepatitis A, salmonella or listeria) could occur outside of our control and at multiple locations.

Instances of food-borne illnesses, whether real or perceived, and whether at our stores or those of our competitors, could harm customers and otherwise result in negative publicity about us or the products we serve, which could adversely affect sales. If there is incident involving our stores serving contaminated products, our customers may be harmed, our sales may decrease and our brand name may be impaired. If our customers become ill from food-borne illnesses, we could be forced to temporarily close some stores. If we react to negative publicity by changing our menu or other key aspects of the Jamba Juice experience, we may lose customers who do not accept those changes, and may not be able to attract enough new customers to produce the revenue needed to make our stores profitable. In addition, we may have different or additional competitors for our intended customers as a result of making any such changes and may not be able to compete successfully against those competitors. Food safety concerns and instances of food-borne illnesses and injuries caused by food contamination have in the past, and could in the future, adversely affect the price and availability of affected ingredients and cause customers to shift their preferences, particularly if we choose to pass any higher ingredient costs along to consumers. As a result, our costs may increase and our sales may decline. A decrease in customer traffic as a result of these health concerns or negative publicity, or as a result of a change in our menu or dining experience or a temporary closure of any of our stores, could materially harm our business.

We were informed in December 2006 that one of our suppliers had shipped frozen strawberries that tested positive for listeria, a potentially harmful bacteria. We moved immediately to halt all shipments from the plant where the listeria was found. Most of the identified shipments were recovered before they were ever unpacked. However, some of the contaminated strawberries may have been used at a limited number of stores in Southern California, Arizona and Southern Nevada. We cannot assure you that no instances of illness will be reported in the future, and whether reduced sales or litigation that could result may adversely affect us.

The food service industry has inherent operational risks that may not be adequately covered by insurance.

We can give no assurance that we will be adequately insured against all risks or that our insurers will pay a particular claim. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our operations. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the food service industry, may nevertheless increase our costs.

We may face difficulties entering into new or modified arrangements with existing or new suppliers or new service providers.

As we expand our operations, we may have to seek new suppliers and service providers or enter into new arrangements with existing ones, and we may encounter difficulties or be unable to negotiate pricing or other terms as favorable as those we currently enjoy, which could harm our business and operating results. However, because we currently have not begun to negotiate new or amended contracts with suppliers and service providers, we cannot now quantify with greater certainty potential increases in its expenses.

The planned increase in the number of our stores may make our future results unpredictable.

There were 362 company-owned stores and 228 franchised stores at December 12, 2006. We plan to increase the number of our stores in the future. This growth strategy and the substantial investment associated with the development of each new store may cause our operating results to fluctuate and be unpredictable or adversely affect our profits. Our future results depend on various factors, including successful selection of new markets and store locations, market acceptance of the Jamba Juice experience, consumer recognition of the quality of our products and willingness to pay our prices (which reflect our often higher ingredient costs), the quality of our operations and general economic conditions. In addition, as with the experience of other retail food concepts who have tried to expand nationally, we may find that the Jamba Juice concept has limited or no appeal to customers in new markets or we may experience a decline in the popularity of the Jamba Juice experience. Newly opened stores may not succeed, future markets and stores may not be successful and, even if we are successful, our average store revenue may not increase at historical rates.

Our revenue growth rate depends primarily on our ability to open new stores and is subject to many unpredictable factors.

We may not be able to open new stores as quickly as planned. We have experienced delays in opening some stores and that could happen again. Delays or failures in opening new stores could materially and adversely affect our growth strategy and  expected results. As we operate more stores, our rate of expansion relative to the size of our store base will decline. In addition, one of our biggest challenges is locating and securing an adequate supply of suitable new store sites. Competition for those sites in our target markets is intense, and lease costs are increasing (particularly for urban locations). Our ability to open new stores also depends on other factors, including:

•	negotiating leases with acceptable terms;

•	hiring and training qualified operating personnel in local markets;

•	managing construction and development costs of new stores at affordable levels, particularly in competitive markets;

•	the availability of construction materials and labor;

•	the availability of, and our ability to obtain, adequate supplies of ingredients that meet our quality standards;

•	securing required governmental approvals (including construction, parking and other permits) in a timely manner; and

•	the impact of inclement weather, natural disasters and other calamities, such as hurricanes Katrina and Rita in 2005.

Our revenue and profit growth could be adversely affected if comparable store revenue are less than expected.

While future revenue growth will depend substantially on our plans for new store openings, the level of comparable store revenue will also affect our revenue growth and will continue to be an important factor affecting profit growth. This is because the profit margin on comparable store revenue is generally higher than the profit margin on new store openings, as comparable store revenue enable fixed costs to be spread over a higher revenue base. Our ability to increase comparable store revenue depends in part on our ability to launch new products, implement successfully our initiatives to increase throughput and raise prices to absorb cost increases. It is possible that we will not achieve our targeted comparable store revenue growth or that the change in comparable store revenue could be negative. If this were to happen, revenue and profit growth would be adversely affected.

Our failure to manage our growth effectively could harm our business and operating results.

Our plans call for a significant number of new stores. Our existing store management systems, financial and management controls and information systems may be inadequate to support our expansion. Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain store managers and crew. We may not respond quickly enough to the changing demands that our expansion will impose on our management, employees and existing infrastructure. We also place a lot of importance on our culture, which we believe has been an important contributor to our success. As we grow, however, we may have difficulty maintaining our culture or adapting it sufficiently to meet the needs of our operations. Our failure to manage our growth effectively could harm our business and operating results.

New stores, once opened, may not be profitable, and the increases in average store revenue and comparable store revenue that we have experienced in the past may not be indicative of future results.

Historically, our new stores have opened with an initial ramp-up period typically lasting approximately 24 months or more, during which they generated revenue and profit below the levels at which we expect them to normalize. This is in part due to the time it takes to build a customer base in a new market, higher fixed costs relating to increased construction and occupancy costs and other start-up inefficiencies that are typical of new stores. New stores may neither be profitable nor have results comparable to our existing stores. In addition, our average store revenue and comparable store revenue may not continue to increase at the rates achieved over the past several years. Our ability to operate new stores profitably and increase average store revenue and comparable store revenue will depend on many factors, some of which are beyond our control, including:

•	executing our vision effectively;

•	initial sales performance of new stores;

•	competition, either from our competitors in the smoothie industry or our own stores;

•	changes in consumer preferences and discretionary spending;

•	consumer understanding and acceptance of the Jamba Juice experience;

•	road construction and other factors limiting access to new stores;

•	general economic conditions, which can affect store traffic, local labor costs and prices we pay for the ingredients and other supplies we use; and

•	changes in government regulation.

If our new stores don’t perform as planned, our business and future prospects could be harmed. In addition, changes in our average store revenue or comparable store revenue could cause our operating results to vary adversely from expectations, which could cause the price of our common stock to fluctuate substantially.

Our expansion into new markets may present increased risks due to our unfamiliarity with those areas.

Some of our new stores are planned for markets where we have little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. As a result, those new stores may be less successful than stores in our existing markets. Consumers in a new market may not be familiar with the Jamba Juice brand, and we may need to build brand awareness in that market through greater investments in advertising and promotional activity than we originally planned. We may find it more difficult in new markets to hire, motivate and keep qualified employees who can project our vision, passion and culture. Stores opened in new markets may also have lower average store revenue than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. What’s more, we may have difficulty in finding reliable suppliers or distributors or ones that can provide us, either initially or over time, with adequate supplies of ingredients meeting our quality standards. Revenue at stores opened in new markets may take longer to ramp up and reach expected revenue and profit levels, and may never do so, thereby affecting overall profitability.

Our quarterly operating results may fluctuate significantly and, upon consummation of the merger, could fall below the expectations of securities analysts and investors due to various factors.

Our quarterly operating results may fluctuate significantly because of various factors, including:

•	the impact of inclement weather, natural disasters and other calamities, such as hurricanes Katrina and Rita in 2005;

•	unseasonably cold or wet weather conditions;

•	the timing of new store openings and related revenue and expenses;

•	operating costs at our newly opened stores, which are often materially greater during the first several months of operation;

•	labor availability and wages of store management and crew;

•	profitability of our stores, especially in new markets;

•	changes in comparable store sales and customer visits, including as a result of the introduction of new menu items;

•	variations in general economic conditions, including those relating to changes in gasoline prices;

•	negative publicity about the ingredients we use or the occurrence of food-borne illnesses or other problems at our stores;

•	changes in consumer preferences and discretionary spending;

•	increases in infrastructure costs;

•	fluctuations in supply prices; and

•	fluctuations in the fair value of the derivative liability associated with outstanding warrants.

Because of these factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. Average store revenue or comparable store revenue in any particular future period may decrease. In the future, operating results may fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

Our success depends substantially upon the continued retention of certain key personnel.

We believe that our success has depended and continues to depend to a significant extent on the efforts and abilities of our senior management team. Except for Paul E. Clayton, Donald D. Breen and Karen Kelly, the members of our management team currently are employed on an ‘‘at-will’’ basis and may resign from employment at any time. Our failure to retain any of these individuals could adversely affect our ability to build on the efforts they have undertaken with respect to the Jamba Juice business. While we typically review potential hires before extending employment, we cannot assure you that the assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws, which could cause the combined company to have to expend time and resources in helping them become familiar with such laws.

Our franchisees could take actions that harm our reputation and reduce our royalty revenue.

Franchisees are independent contractors and are not our employees. Further, we do not exercise control over the day-to-day operations of our franchised stores. Any operational shortcomings of our franchised stores are likely to be attributed to our system-wide operations and could adversely affect our reputation and have a direct negative impact on the royalty revenue we receive from those stores.

If our franchisees cannot develop or finance new restaurants, build them on suitable sites or open them on schedule, our growth and success may be impeded.

Our growth depends in part upon our ability to successfully and effectively expand our franchise program and to attract qualified franchisees. If our franchisees are unable to locate suitable sites for new stores, negotiate acceptable lease or purchase terms, obtain the necessary financial or management resources, meet construction schedules or obtain the necessary permits and government approvals, our growth plans may be negatively affected. We cannot assure you that and additional stores, if opened, will be profitable.

Our revenue is subject to volatility based on weather and varies by season.

Seasonal factors also cause our revenue to fluctuate from quarter to quarter. Our revenue is typically lower during the Winter months and the holiday season and during periods of inclement weather (because fewer people choose cold beverages) and higher during the Spring, Summer and Fall months (for the opposite reason). Our revenue will likely also vary as a result of the number of trading days, that is, the number of days in a quarter when a store is open.

We could face liability from our franchisees.

A franchisee or government agency may bring legal action against us based on the franchisee/ franchisor relationships. Various state and federal laws govern our relationship with its franchisees and potential sales of our franchised restaurants. If we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties. Expensive litigation with our franchisees or government agencies may adversely affect both our profits and our important relations with our franchisees.

We may not be able to raise additional capital on acceptable terms.

Developing our business will require significant capital in the future. To meet our capital needs, we expect to rely on our cash flow from operations and potentially, third-party financing. Third-party financing may not, however, be available on terms favorable to us, or at all. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment and our ability to incur additional debt in compliance with other contractual restrictions, such as financial covenants under our credit facility. These factors may make the timing, amount, terms and conditions of additional financings unattractive. Our inability to raise capital could impede our growth.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases and, with respect to the real property that we may own, in the future.

We compete for real estate and our inability to secure appropriate real estate or lease terms could impact the ability to grow. Our leases generally have initial terms of between five and 15 years, and generally can be extended only in five-year increments (at increased rates) if at all. Additionally, in certain instances, there may be change in control provisions in the lease which put us in a competitive disadvantage when negotiating extensions or which require us to get landlord consent for certain transactions including, in some cases, a merger. All of our leases require a fixed annual rent, although some require the payment of additional rent if store revenue exceeds a negotiated amount. Generally, our leases are ‘‘net’’ leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. Additional sites that we may lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to close stores in desirable locations. Also, because we may purchase real property for various store locations from time to time, we are subject to all of the risks generally associated with owning real estate, including changes in the investment climate for real estate, demographic trends and supply or demand for the use of the stores, which may result from competition from similar smoothie and fresh juice stores in the area as well as strict, joint and several liability for environmental contamination at or from the property, regardless of fault. Current locations of our stores and franchised locations may become unattractive as demographic patterns change.

Restaurant companies, including Jamba Juice, have been the target of class action lawsuits and other proceedings alleging, among other things, violations of federal and state workplace and employment laws. Proceedings of this nature, if successful, could result in our payment of substantial damages.

Going forward, our results of operations may be adversely affected by legal or governmental proceedings brought by or on behalf of employees or customers. In recent years, a number of restaurant companies, including Jamba Juice, have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial awards by the defendants. Similar lawsuits have been instituted against us in the past alleging violations of state and federal wage and hour laws and failure to pay for all hours worked. Although we are not currently a party to any material class action lawsuits, we could incur substantial damages and expenses resulting from lawsuits, which would increase the cost of operating the business and decrease the cash available for other such uses.

Governmental regulation may adversely affect our ability to open new stores or otherwise adversely affect our existing and future operations and results.

We are subject to various federal, state and local regulations. Each of our stores is subject to state and local licensing and regulation by health, sanitation, food and workplace safety and other agencies. We may experience material difficulties or failures in obtaining the necessary licenses or approvals for new stores, which could delay planned store openings. In addition, stringent and varied requirements of local regulators with respect to zoning, land use and environmental factors could delay or prevent development of new stores in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas. We may in the future have to modify stores, for example by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

Our operations are also subject to the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, along with the U.S. Americans with Disabilities Act, family leave mandates and a variety of similar laws enacted by the states that govern these and other employment law matters. In addition, federal proposals to introduce a system of mandated health insurance and flexible work time and other similar initiatives could, if implemented, adversely affect our operations.

In recent years, there has been an increased legislative, regulatory and consumer focus on nutrition and advertising practices in the food industry. Establishments operating in the quick-service and fast-casual segments have been a particular focus. As a result, we may in the future become subject to initiatives in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of our products, which could increase our expenses.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to build further brand recognition using our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos and the unique ambiance of our stores both domestically and overseas. We have secured the ownership and rights to our marks in the United States and have filed or obtained registrations for restaurant services in most other significant foreign jurisdictions. If our efforts to protect our intellectual property are inadequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the internet, the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance. While we have not encountered claims from prior users of intellectual property relating to restaurant services in areas where we operate or intend to conduct operations, there can be no assurances that we will not encounter such claims. If so, this could harm our image, brand or competitive position and cause us to incur significant penalties and costs.

We could be party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

Our customers occasionally file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to our stores, or that we have problems with food quality or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially and adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could adversely affect our results.

In addition, the food services industry has been subject to a growing number of claims based on the nutritional content of food products they sell and disclosure and advertising practices. We may also be subject to this type of proceeding in the future and, even if not, publicity about these matters (particularly directed at the quick-service and fast-casual segments of the industry) may harm our reputation or prospects and adversely affect our results.

We may also incur costs resulting from other security risks we may face in connection with our electronic processing and transmission of confidential customer information.

We rely on commercially available software and other technologies to provide security for processing and transmission of customer credit card data. Approximately 27% of our current revenue is attributable to credit card transactions, and that percentage is expected to climb. Our systems could be compromised in the future, which could result in the misappropriation of customer information or the disruption of systems. Either of those consequences could have a material adverse effect on our reputation and business or subject it to additional liabilities.

We are exposed to increased costs and risks associated with compliance with changing laws, regulations and standards in general, and specifically with increased and new regulation of corporate governance and disclosure standards.

We are spending an increased amount of management time and external resources to comply with existing and changing laws, regulations and standards in general, and specifically relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, PCAOB and Nasdaq Stock Market rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management to annually review and evaluate of our internal control systems, and file attestations of the effectiveness of these systems by our management and by our independent auditors. Under current Securities and Exchange Commission rules and regulations, we must first begin to comply with Section 404 of the Sarbanes-Oxley Act with the filing of our annual report on Form 10-K for the fiscal year ended January 9, 2007. This process required us to hire additional personnel and use outside advisory services and resulted in additional accounting and legal expenses. If in the future our chief executive officer, chief financial officer or independent auditors determine that our controls over financial reporting are not effective as defined under Section 404, investor perceptions may be adversely affected and could cause a decline in the market price or our stock. If our independent auditors are unable to provide an unqualified attestation of management’s assessment of our internal control over financial reporting, or disclaim an ability to issue an attestation, it could result in a loss of investor confidence in our financial reports, adversely affect our stock price and our ability to access the capital markets or borrow money, and may subject us to sanctions or investigation by regulatory authorities. Failure to comply with other existing and changing laws, regulations and standards could also adversely affect the Company.

Results of operations may be volatile as a result of the impact of fluctuations in the fair value of our outstanding warrants from quarter to quarter.

Our outstanding warrants are classified as derivative liabilities and therefore, their fair values are recorded as derivative liabilities on our balance sheet. Changes in the fair values of the warrants will result in adjustments to the amount of the recorded derivative liabilities and the corresponding gain or loss will be recorded in our statement of operations. We are required to assess these fair values of its derivative liabilities each quarter and as the value of the warrants is quite sensitive to changes in the market price of our stock, among other things, fluctuations in such value could be substantial and could cause our results to not meet the expectations of securities analysts and investors. These fluctuations will continue to impact our results of operations as described above for as long as the warrants are outstanding.

The number of shares of common stock which are being registered is significant in relation to our currently outstanding common stock and could cause downward pressure on the market price for our common stock.

The number of shares of common stock registered for resale is significant in relation to the number of shares of common stock currently outstanding. If those security holders determine to sell a substantial number of shares into the market at any given time, there may not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading volume for our common stock, or even the availability of such a large number of shares, could depress the trading market for our common stock over an extended period of time.

If persons engage in short sales of our common stock the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options and warrants will sometimes sell short knowing they can, in effect, cover through the exercise of an option or warrant, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise of our outstanding warrants could cause even greater declines in the price of our common stock due to the number of additional shares available in the market upon such exercise, which could encourage short sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information in this document constitute forward-looking statements. You can identify these statements by forward-looking words such as ‘‘may,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘intends,’’ and ‘‘continue’’ or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other ‘‘forward-looking’’ information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this document provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including among other things:

•	changing interpretations of generally accepted accounting principles;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

•	statements about industry trends;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is based on 51,879,999 shares of Common Stock outstanding and is current as of December 21, 2006. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The ‘‘Number of Shares Beneficially Owned After Offering’’ column assumes the sale of all shares offered.

As explained below under ‘‘Plan of Distribution,’’ we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus. Except as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Number of Shares Beneficially Owned After Offering		% of Common Stock Beneficially Owned After the Offering
Soros Strategic Partners LP(1)	2,666,667		2,666,667	0		0
The Altar Rock Fund, L.P.(2)	72,136		63,616	8,520			*
Tudor Proprietary Trading, LLC(2)	824,631		772,876	51,755			*
The Raptor Global Portfolio, LTD(2)	7,530,211		7,057,604	472,607			*
The Tudor BVI Global Portfolio LTD(2)	1,535,616		1,439,238	96,378			*
James J. Pallotta	233,337		233,337	0		0
Thomas Walter Scott	33,333		33,333	0		0
Robert J. Alevizos	33,333		33,333	0		0
Daniel J. Doherty III 2002 Family Trust	33,333		33,333	0		0
Eugene L. Crowley	33,333		33,333	0		0
Eric R. Olander	33,333		33,333	0		0
Roberto Mignone	33,333		33,333	0		0
Michael Stansky	33,333		33,333	0		0
A. Peter Monaco Jr.	33,333		33,333	0		0
Pamela Farkas	33,333		33,333	0		0
Ben Bloomstone	33,333		33,333	0		0
Steven H. Tishman	33,333		33,333	0		0
Mark V. Forziati	33,333		33,333	0		0
Harry D. Nudelman	33,333		33,333	0		0
Blue Ridge Limited Partnership(3)	3,911,733	(4)	2,065,333	1,846,400	(4)	(3)
Blue Ridge Offshore Master Limited Partnership(3)	2,401,600	(4)	1,268,000	1,133,600	(4)	(3)
OZ Master Fund, LTD.(5)	3,191,000		3,191,000	0		0
OZ Global Special Investment Master Fund, LP(5)	37,000		37,000	0		0
Fleet Maritime, Inc.(5)	36,333		36,333	0		0
GPC LVII, LLC(5)	69,000		69,000	0		0
Corsair Capital Partners, LP(6)	335,193		335,193	0		0
Corsair Capital Partners 100, LP(6)	16,017		16,017	0		0
Corsair Capital Investors LTD(6)	39,457		39,457	0		0

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Number of Shares Beneficially Owned After Offering		% of Common Stock Beneficially Owned After the Offering
Corsair Long Short International, Ltd.(6)	9,333		9,333	0		0
Long/Short Equity Fund Portfolio Company(7)	79,100		79,100	0
Omega Capital Partners, LP(7)	639,200		639,200	0		0
Agemo Fund, Ltd.(7)	46,400		46,400	0		0
Beta Equities, Inc.(7)	389,600		389,600	0		0
The Ministers and Missionaries Benefit Board of American Baptist Churches(7)	59,700		59,700	0		0
Omega Equity Investors, LP(7)	132,900		132,900	0		0
Omega Capital Investors, LP(7)	55,400		55,400	0		0
Omega Overseas Partners, Ltd.(7)	408,200		408,200	0		0
Presidential Life Corp.(7)	8,000		8,000	0		0
Permal LGC, Ltd.(7)	55,200		55,200	0		0
Goldman Sachs & Company Profit Sharing Master Trust(7)	99,200		99,200	0		0
SGAM A1 Portable Alpha – Omega(7)	27,100		27,100	0		0
Prentice Capital Partners, LP(8)	134,570		134,570	0		0
Prentice Capital Partners QP, LP(8)	678,054		678,054	0		0
Prentice Capital Offshore, Ltd.(8)	1,523,474		1,523,474	0		0
GPC XLIII, LLC(8)	330,568		330,568	0		0
Prentice Special Opportunities Master, LP(8)	487,693		487,693	0		0
Prentice Special Opportunities, LP(8)	178,974		178,974	0
Magnetar Capital Master Fund, Ltd.(9)	2,095,783		1,333,333	762,450			*
First Bank and Trust as custodian for Ronald L. Chez IRA(10)	712,314	(11)	700,000	12,314	(14)		*
Benchmark Capital Partners IV, L.P.(12)	2,222,222		2,222,222	0		0
Robert C. Kagle	3,504,929	(13)	1,111,111	2,393,818		4.6
Craig J. Foley	66,667		66,667	0		0
Kevin Peters	20,000		20,000	0		0
Jeffrey S. Olds and Linda Ozawa Olds(15)	80,000		80,000	0		0
Joseph Vergara	100,000		100,000	0		0
John J. Moore	1,000		1,000	0		0
Trevor H. Sanders(15)	19,000		19,000	0		0
Creative Juices, Inc(16)	13,333		13,333	0		0
Pamela B. Brown	33,333		33,333	0		0
Thomas M. Molitor	6,667		6,667	0		0
Dianne B. Edelson	6,667		6,667	0		0
Gregory J. Baty(15)	26,667		26,667	0		0
Amberbrook IV LLC(17)	20,000		20,000	0		0
Berrard Holdings Limited Partnership(18)	53,333		53,333	0		0
TOTAL			30,879,999

*	Less than one percent.

(1)	Soros Strategic Partners LP (‘‘SSP’’) is a Delaware limited partnership. SFM Participation II, L.P. (‘‘SFM Participation’’) is the general partner of SSP. SFM AH LLC (‘‘SFM AH’’) is the general partner of SFM Participation. Soros Fund Management LLC (‘‘SFM LLC’’) is the managing member of SFM AH. Mr. George Soros, by virtue of his position as Chairman of SFM LLC, may be deemed to have voting and dispositive power with respect to these shares.

(2)	May be deemed to be controlled by Paul Tudor Jones II and James J. Pallotta. In addition, certain of these shares may be deemed to be controlled by Tudor Investment Corporation. Each of Messrs. Jones and Pallotta and Tudor Investment Corporation disclaim any beneficial ownership of these shares.

(3)	May be deemed to be controlled by John A. Griffin. Mr. Griffin may be deemed to control both of the Blue Ridge entities (Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership), and in the aggregate both entities may be deemed to beneficially own 2,980,000 shares of common stock representing approximately 5.6% after the offering.

(4)	Includes 566,800 shares of common stock underlying outstanding warrants held by Blue Ridge Offshore Master Limited Partnership, and 923,200 shares of common stock underlying outstanding warrants held by Blue Ridge Limited Partnership.

(5)	May be deemed to be controlled by Daniel S. Och.

(6)	May be deemed to be controlled by Jay Petschek and Steven Major.

(7)	Omega Advisors, Inc. (‘‘Omega’’) is the investment adviser to such entity. Pursuant to an advisory agreement with such entity, Omega has investment and voting discretion over the securities beneficially owned by such entity. Leon G. Cooperman, the beneficial owner of Omega, may be deemed to be the beneficial owner of the securities held by such entity. Neither Omega nor Mr. Cooperman has any direct economic interest in the securities owned by such entity.

(8)	May be deemed to be controlled by Michael Zimmerman. Mr. Zimmerman disclaims any beneficial ownership of these shares.

(9)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (‘‘Magnetar Master Fund’’) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(10)	May be deemed to be controlled by Ronald L. Chez.

(11)	Includes 12,314 shares of common stock underlying outstanding warrants held by Ronald L. Chez IRA.

(12)	May be deemed to be controlled by Robert C. Kagle. The 2,222,222 shares of common stock reported by Benchmark are also included in the amounts disclosed for Robert C. Kagle below.

(13)	Consists of 1,111,111 shares that are held directly by Mr. Kagle; 79,160 shares issuable upon the conversion of warrants held directly by Mr. Kagle; 2,222,222 shares directly by Benchmark Capital Partners IV, L.P., as nominee (‘‘BCP IV’’); 11,832 shares issuable upon the conversion of warrants held directly by Benchmark Capital Partners, L.P. (‘‘BCP’’); 1,444 shares issuable upon the conversion of warrants held directly by Benchmark Founders’ Fund, L.P. (‘‘BFF’’); and 79,160 shares issuable upon the conversion of warrants held directly by Technology Venture Investors-IV L.P., as nominee for Technology Venture Investors-4, L.P., TVI Partners-4, L.P. and TVI Affiliates-4, L.P. (‘‘TVI’’). Mr. Kagle is a member or a managing member of each entity that serves as the general partner to BCP IV, BCP, BFF and TVI, and Mr. Kagle may be deemed to have shared voting and investment power with respect to the shares held by these entities. Mr. Kagle disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interest in these entities.

(14)	Represents shares of common stock underlying outstanding warrants.

(15)	Franchisee of the Company.

(16)	May be deemed to be controlled by Mark E. Keenan.

(17)	May be deemed to be controlled by Jerrold Newman.

(18)	May be deemed to be controlled by Steven R. Berrard. Mr. Berrard is Chairman of the Board and a member of the Audit Committee of the Company. Such number does not include 937,535 shares of common stock and 250,000 shares of common stock underlying warrants that are held directly by Mr. Berrard.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term ‘‘selling stockholder’’ includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	public or privately negotiated transactions;

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock.

•	on the Nasdaq Global Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholder under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

We are required to pay all fees and expenses incident to the registration of the shares.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by DLA Piper US LLP. Members of DLA Piper do not own any shares of common stock of Jamba, Inc.

EXPERTS

Certain of the financial statements incorporated by reference in this prospectus have been audited by Rothstein, Kass and Company, P.C., independent registered public accounting firm, to the extent and for the period set forth in their report. The financial statements and the report of Rothstein, Kass and Company, P.C. are included in reliance upon their report given upon the authority of Rothstein, Kass and Company, P.C. as experts in auditing and accounting.

In addition, the financial statements of Jamba Juice Company and Subsidiary as of June 27, 2006 and June 28, 2005 and for each of the three fiscal years in the period ended June 27, 2006,

incorporated in this prospectus by reference from Jamba, Inc.’s Current Report on Form 8-K filed on December 5, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a restatement of the financial statements), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Commission on March 29, 2006.

•	The Amendment to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, as filed with the Commission on August 3, 2006.

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the Commission on May 15, 2006.

•	The Amendments to the Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006, as filed with the Commission on May 15, 2006 and August 3, 2006.

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as filed with the Commission on August 9, 2006.

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as filed with the Commission on November 9, 2006.

•	The Registrant’s definitive merger proxy on Schedule 14A, as filed with the Commission on November 8, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 13, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 16, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 22, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on April 17, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on June 30, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on July 21, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on August 3, 2006, as amended on September 1, 2006 and November 7, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on September 1, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on November 7, 2006.

•	The Registrant’s Amendment No. 2 to the Current Report on Form 8-K/A, filed with the Commission on November 7, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on November 8, 2006.

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on November 24, 2006.

•	The Registrant’s Current Reports on Form 8-K, filed with the Commission on December 5, 2006.

•	The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A under the Exchange Act (File No. 001-32552), including amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations
Jamba, Inc.
1700 17th Street
San Francisco, CA 94103
Telephone: (415) 865-1100

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at ‘‘http://www.sec.gov.’’ In addition, our stock is listed for trading on the Nasdaq Global Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC web site.

30,879,999 Shares of Common Stock

JAMBA, INC.

Prospectus

December     , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

Item	Amount
SEC registration fee	$33,471.14
Legal fees and expenses	$25,000	*
Accounting fees and expenses	$20,000	*
Printing fees and expenses	$5,000	*
Miscellaneous fees and expenses	$1,528.86	*
Total	$85,000.00	*

*	estimated

Item 15.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (‘‘DGCL’’), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article Eight of the Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The indemnification provision contained in the Amended and Restated Company’s Certificate of Incorporation is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certificate of Incorporation filed on December 5, 2006 as an Exhibit to our current report on Form 8-K which we incorporate by reference with this filing.

Item 16.	Exhibits

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(a)	1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, That:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California on the 22nd day of December, 2006.

Jamba, Inc.
By:	/s/ Paul E. Clayton
Paul E. Clayton Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Jamba, Inc., hereby severally constitute and appoint Paul E. Clayton and Steven R. Berrard, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Paul E. Clayton	Chief Executive Officer (Principal Executive Officer)	December 22, 2006

Paul E. Clayton

/s/ Donald D. Breen	Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2006

Donald D. Breen

/s/ Steven R. Berrard	Chairman	December 22, 2006

Steven R. Berrard

/s/ Thomas C. Byrne	Director	December 22, 2006

Thomas C. Byrne

/s/ Richard L. Federico	Director	December 22, 2006

Richard L. Federico

/s/ Robert C. Kagle	Director	December 22, 2006

Robert C. Kagle

/s/ Craig J. Foley	Director	December 22, 2006

Craig J. Foley

/s/ Brian Swette	Director	December 22, 2006

Brian Swette

/s/ Ramón Martin-Busutil	Director	December 22, 2006

Ramón Martin-Busutil

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of DLA Piper US LLP regarding legality of the shares of common stock being registered.
10.1	Form of Securities Purchase Agreement, by and among Services Acquisition Corp. International and the investors listed therein (incorporated herein by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on March 16, 2006).
23.1	Consent of Rothstein Kass & Company, P.C.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of DLA Piper US LLP (included in Exhibit 5.1 to this Registration Statement on Form S-3).
24.1	Power of Attorney (included on signature page).